Exhibit 10.1


                               SERVICES AGREEMENT

         THIS SERVICES AGREEMENT (this "AGREEMENT"), dated effective as of May 1, 2006, between Celgene Corporation, a Delaware corporation with offices at 86 Morris Avenue, Summit, New Jersey 07901 (the "COMPANY"), and John W. Jackson, a resident of New Jersey ("JACKSON").

                               W I T N E S S E T H

         WHEREAS, Jackson is currently employed as the Chief Executive Officer of the Company, and serves as Chairman of the Board of Directors of the Company (the "BOARD");

         WHEREAS, the Company and Jackson desire to enter into an agreement, effective as of the date set forth above.

         NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

         1. TERM. The Company agrees to retain Jackson, and Jackson agrees to continue to serve, on the terms and conditions of this Agreement (a) as an employee, for a period commencing on the date hereof and ending on December 31, 2006, or such other period as may be provided for in this Section 1 or Section 9 (the "EXECUTIVE CHAIRMAN PERIOD") and (b) provided that the Executive Chairman Period has not previously been terminated pursuant to Section 9, as a consultant, for a period commencing on the day the Executive Chairman Period terminates (the "CONSULTING PERIOD START DATE") and ending on the second anniversary of the Consulting Period Start Date, or such other period as may be provided for in Section 9 or such other date as the Company and Jackson shall agree upon as a renewal of the consultant agreement (the "CONSULTING PERIOD," and together with the Executive Chairman Period, the "CONTRACT PERIOD"). Notwithstanding the foregoing, upon 30 days' prior written notice either party may notify the other of its intention to terminate the Executive Chairman Period or the parties may mutually agree to terminate the Executive Chairman Period (in either case, without giving rise to any payments pursuant to Section 9 (other than Accrued Benefits)) and to commence the Consulting Period as of the date the Executive Chairman Period terminates.

         2.       DUTIES AND SERVICES.

                  (a) During the Executive Chairman Period, Jackson shall provide oversight for succession of the Company's executive leadership team, provide mentoring and coaching for the executive leadership team, and give advice to try to ensure the continuity of the business plan and leadership through the transition. In addition, Jackson shall serve as the Executive Chairman of the Board during the Executive Chairman Period.

                  (b) During the Consulting Period, the Consultant shall provide services as a senior level consultant to the Company on an as-needed basis with regard to matters of the Company as mutually agreed to by the Consultant and the Board and shall provide the Company with consulting, business development and similar services of a non-operating nature relating to the Company's strategic plan and business, customer and investor relations and product

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development. Jackson's engagement during the Consulting Period will be as an independent contractor, rather than as an employee of the Company, and Jackson will not be entitled to any benefits available to employees of the Company, except as otherwise provided in Section 9 hereof. Jackson acknowledges that Jackson will be solely responsible for any federal, state or local income or self-employment taxes arising with respect to the Consulting Fee and other amounts payable under this Agreement and that Jackson has no state law workers' compensation rights with respect to Jackson's services during the Consulting Period under this Agreement. As an independent contractor, Jackson will not, directly or indirectly, act as an agent, servant or employee of the Company and Jackson will not have any authority to legally bind the Company or hold himself out as having such authority. Jackson agrees to observe all policies and rules established by the Company for its independent contractors.

                  (c) Jackson shall perform such duties and services, within his expertise and experience, as may be assigned to him by, and subject to the direction of, the Board. Jackson agrees to continue his service as described in this Section 2 and agrees to be available to perform his duties and services when requested during the Executive Chairman Period and the Consulting Period, in each case excepting disabilities, illness and vacation time as provided by Section 3(e). In performing his duties and services hereunder, Jackson shall be available for reasonable travel as the needs of the business require. During the Contract Period, except as provided in Section 6 hereof, the foregoing shall not be construed as preventing Jackson from: (i) making investments in other businesses and managing his and his family's personal investments; and (ii) participating in charitable, civic, educational, professional, community or industry affairs or serving on the board of directors of other companies.

                  (d) Jackson shall not be an "executive officer" of the Company as defined in the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") at any time during the Contract Period.

         3.       COMPENSATION AND OTHER BENEFITS.

                  (a) As compensation for his services during the Executive Chairman Period, the Company shall pay Jackson a base salary payable in equal semi-monthly installments at an annual rate of $811,200 (the "BASE SALARY"). As compensation for his services during the Consulting Period, the Company shall pay Jackson an annual consulting fee equal to $300,000 (the "CONSULTING FEE"), payable monthly in arrears; provided, however, to the extent payment of such Consulting Fee is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "CODE"), Jackson shall not be entitled to any Consulting Fee until the date which is six (6) months after the commencement of the Consulting Period and the first such payment shall equal the sum of all payments that would have been made from the commencement of the Consulting Period to the date of such first payment were it not for the delay in payment required by Section 409A of the Code.

                  (b) The Company shall also pay Jackson, during the Executive Chairman Period, (i) an annual target bonus for the period commencing on January 1, 2006 and ending on the earlier of (x) the last day of the Executive Chairman Period or (y) December 31, 2006, payable in February, 2007, in an amount equal to one hundred percent (100%) of Jackson's Base Salary (payable under Section 3(a) of this Agreement or paid during the period January 1, 2006

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to April 30, 2006) pro-rated from January 1, 2006 up to the end of the Executive
Chairman Period based on actual results for the 2006 fiscal year, measured against objective criteria previously determined by the Company's Board.

                  (c) During the Executive Chairman Period, Jackson shall be entitled to continue to participate in all group health and insurance programs and all other fringe benefit or retirement plans which the Company may, in its sole and absolute discretion, elect to make available to its employees generally, provided Jackson meets the qualifications therefor.

                  (d) During the Executive Chairman Period, Jackson shall be eligible to participate in the Company's 1998 Stock Incentive Plan, as amended and restated as of April 23, 2003 and as further amended (the "PLAN") and any other incentive plans of the Company. Upon the termination of the Contract Period for any reason, Jackson (or the legal representative of his estate, in the case of Jackson's death) shall be entitled to: (i) full vesting and immediate exercisability of any outstanding stock options and other equity awards (and lapse of any forfeiture provisions) granted to Jackson at any time; and (ii) with respect to stock options granted to Jackson on or after January 1, 2000, Jackson (or the legal representative of his estate, in the case of Jackson's death) shall be entitled to exercise such stock options at any time during the three (3) year period from the date of the termination of the Contract Period.

                  (e) During the Executive Chairman Period, Jackson shall be entitled to paid vacation in accordance with the Company's policy applicable to senior executives, but in no event less than four (4) weeks per calendar year.

                  (f) Without limiting the generality of Section 3(c), the Company shall pay or reimburse Jackson for the reasonable expenses incurred by Jackson in connection with obtaining professional tax and financial planning advice, up to a maximum of $15,000 in any calendar year or portion thereof during the Executive Chairman Period.

                  (g) During the Contract Period, the Company shall provide Jackson with administrative support, including a suitable, furnished office at the Company's headquarters for use in connection with the performance of Jackson's duties and services hereunder and the assistance of a secretary when needed.

         4. EXPENSES. Jackson shall be entitled to reimbursement for all reasonable travel and other out-of-pocket expenses necessarily incurred in the performance of his duties and services hereunder, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company.

         5. REPRESENTATIONS AND WARRANTIES OF JACKSON. Jackson represents and warrants to the Company that Jackson is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties and service hereunder or the other rights of the Company hereunder.

         6.       NON-COMPETITION.

                  (a) In view of the unique and valuable services that Jackson has rendered or is expected to render to the Company, Jackson's knowledge of the customers, trade secrets and

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other proprietary information relating to the business of the Company and its customers and suppliers and similar knowledge regarding the Company which Jackson has obtained or is expected to obtain, and in consideration of the compensation to be received hereunder, Jackson agrees that:

                  (i) during the Executive Chairman Period, he will not Participate In (as hereinafter defined in this Section 6) any other business or organization, whether or not such business or organization now is or shall then be competing with or of a nature similar to the business of the Company, without obtaining the prior written consent of the Executive Committee of the Board;

                  (ii) until the first anniversary of the date of the termination of the Executive Chairman Period, he will not Participate In any business which is engaged, directly or indirectly, in the same business as the Company with respect to any specific product or specific service sold or activity in which the Company engages up to the time of termination of the termination of the Executive Chairman Period in any geographical area in which at the time of termination such product or service is sold or activity is engaged in by the Company;

                  (iii) if a Change in Control occurs and Jackson's relationship with the Company is terminated under this Agreement without Cause (as hereinafter defined) or by Jackson for Good Reason (as hereinafter defined) at any time during the period beginning on the date of a Change in Control and ending two (2) years after the date of such Change in Control or within ninety (90) days prior to a Change in Control, then beginning on the later of the date Jackson's relationship with the Company terminates (as described under this Section 6(a)(iii)) and the date of a Change in Control and ending on the second anniversary of such date, he will not Participate In any activity or business involved in the research, development, commercialization of a small molecule which is: (A) the generic equivalent of THALOMID (i.e., the same chemical structure); (B) an anti-angiogenic agent for oncology use; (C) a substantially specific TNFalpha inhibitor (via inhibition of synthesis of TNFalpha, including via inhibition of PDE4) for the treatment of Crohn's disease, rheumatoid arthritis, dermatological and auto-immune conditions having excess levels of TNFalpha as the prime causative factor, cachexia (AIDS or cancer), or any other indication for which the Company has been granted orphan drug status; or (D) a formulation of d- or dl-methylphenidate for the treatment of ADD/ADHD.

                  (b) For purposes of this Section 6 the term "PARTICIPATE IN" shall mean: "directly or indirectly, for his own benefit or for, with or through any other person, firm or corporation, own, manage, operate, control, loan money to or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor or otherwise with, or acquiesce in the use of his name in."

                  (c) Jackson further agrees that, during the Executive Chairman Period and until the first anniversary of the date of the termination of the Executive Chairman Period, he

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will not directly or indirectly reveal the name of, solicit or interfere with, or endeavor to entice away from the Company, any of its suppliers, customers or employees.

         7. PATENTS, ETC. Any interest in patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs and processes ("INVENTIONS") which Jackson during the Executive Chairman Period, and for six months thereafter, may conceive of or develop and either relating to the specific fields in which the Company may then be engaged or conceived of or developed utilizing the time, material, facilities or information of the Company shall belong to the Company; as soon as Jackson conceives of or develops any Invention, he agrees immediately to communicate such fact in writing to the Secretary of the Company, and without further compensation, but at the Company's expense (except as noted in clause
(a) of this Section 7), forthwith upon request of the Company, Jackson shall execute all such assignments and other documents (including applications for patents, copyrights, trademarks and assignments thereof) and take all such other action as the Company may reasonably request in order (a) to vest in the Company all Jackson's right, title and interest in and to the Inventions, free and clear of liens, mortgages, security interests, pledges, charges and encumbrances arising from the acts of Jackson ("LIENS") (Jackson to take such action, at his expense, as is necessary to remove all such Liens) and (b) if patentable or copyrightable, to obtain patents or copyrights (including extensions and renewals) therefor in any and all countries in such name as the Company shall determine.

         8. CONFIDENTIAL INFORMATION. All confidential information which Jackson may now possess, may obtain during or after the Contract Period, or may create prior to the end of the Contract Period relating to the business of the Company or of any customer or supplier of the Company shall not be published, disclosed or made accessible by him to any other person, firm or corporation either during or after the termination of the Contract Period except during the Contract Period in the business and for the benefit of the Company, in each case without the prior written permission of the Company. Jackson shall return all tangible evidence of such confidential information to the Company prior to or at the termination of the Contract Period. As used in this Section 8, "confidential information" shall mean any information except that information which is or comes into the public domain through no fault of Jackson or which Jackson obtains after the termination of the Contract Period from a third party who has the right to disclose such information.

         9.       TERMINATION.

                  (a) Jackson's relationship with the Company and the Contract Period shall terminate on the first of the following to occur:

                  (i) the Company provides written notice to Jackson of a termination for Cause; such written notice shall be provided to Jackson not less than ten (10) days prior to the date of termination. "CAUSE" shall mean: (A) Jackson's ----- conviction of a crime involving moral turpitude or a felony, (B) Jackson's acts or omissions taken in bad faith and to the detriment of the Company after a written demand for cessation of such conduct is delivered to Jackson by the Company, which demand specifically identifies the manner in which the Company believes that Jackson has engaged in such conduct and the injury to the Company, and after Jackson's failure to correct such act or omission within ten

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         (10) days following such written demand, or (C) Jackson's breach of any material term of this Agreement after written demand for substantial performance is delivered to Jackson by the Company, which demand specifically identifies the manner in which the Company believes
         Jackson has breached this Agreement, and after Jackson's failure to correct such breach within ten (10) days following such written demand.

                  (ii) Jackson's death, in which case, this Agreement shall terminate on the date of Jackson's death, whereupon Jackson's estate shall be entitled to receive (A) if the date of death occurs during the Executive Chairman Period, a lump sum payment in an amount equal to Jackson's annual Base Salary (at the rate in effect, or required to be in effect, immediately prior to the date of Jackson's death) and the portion of Jackson's annual target bonus (as provided in Section 3(b)), based on the assumption that all performance or other criteria had been met, pro-rated up to Jackson's date of death or (B) if the date of death occurs during the Consulting Period, a lump sum payment in an amount equal to Jackson's annual Consulting Fee (at the rate in effect, or required to be in effect, immediately prior to the date of Jackson's death).

                  (iii) the Company provides written notice to Jackson of a termination as a result of the disability or incapacitation of Jackson other than pursuant to the provisions of Section 9(b), upon termination by the Company of Jackson's relationship during the Contract Period, Jackson shall be entitled to receive (A) if the date of termination occurs during the Executive Chairman Period, a lump sum payment in an amount equal to Jackson's annual Base Salary (at the rate in effect, or required to be in effect, immediately prior to the date of Jackson's termination) and the portion of Jackson's annual target bonus (as provided in Section 3(b)), based on the assumption that all performance or other criteria had been met, pro-rated up to Jackson's date of disability or incapacitation or (B) if the date of termination occurs during the Consulting Period, a lump sum payment in an amount equal to Jackson's annual Consulting Fee (at the rate in effect, or required to be in effect, immediately prior to the date of Jackson's death).

                  (iv) Nothing contained in this Section 9(a) shall be deemed to limit any other right the Company may have to terminate Jackson's relationship with the Company upon any ground permitted by law.

                  (v) the Company provides written notice to Jackson of a termination for any reason other than pursuant to the provisions of paragraphs (i), (ii) or (iii) of this Section 9(a) or the provisions of
         Section 9(b), upon termination by the Company of Jackson's relationship during the Contract Period, Jackson shall be entitled to receive (A) if the date of termination occurs during the Executive Chairman Period, a lump sum payment in an amount equal to the sum of (x) the base salary (at the rate in effect, or required to be in effect, immediately prior to the date of Jackson's termination) that Jackson would have been entitled to receive from the date of Jackson's termination through the end of the Executive Chairman Period had Jackson's relationship and the Contract period not been terminated, (y) $600,000 and (z) the portion of Jackson's annual target bonus (as provided in Section 3(b)), based on the assumption that all performance or other criteria had been met, pro-rated up to Jackson's date of termination and (B) if the date of termination occurs during the Consulting Period, a lump sum payment in an amount

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         equal to the consulting fee (at the rate in effect, or required to be in effect, immediately prior to the date of Jackson's termination) that Jackson would have been entitled to receive from the date of Jackson's termination through the end of the Consulting Period had Jackson's relationship and the Contract Period not been terminated.

                  (vi) In the event of Jackson's termination for any reason under this Agreement or otherwise, the Company shall pay and provide to Jackson (in addition to any other payments or benefits payable under this Agreement): (A) any incurred but unreimbursed business expenses for the period prior to the termination payable in accordance with the Company's policies; (B) any Base Salary, bonus, vacation pay or other deferred compensation accrued or earned under law or in accordance with the Company's policies applicable to Jackson but not yet paid; and (C) any other amounts or benefits due under the terms of the then applicable employee benefit, equity or incentive plans of the Company applicable to Jackson (the "ACCRUED BENEFITS")

                  (vii) Following the Executive Chairman Period, except if the Contract Period is terminated by the Company pursuant to Section 9(a)(i), (A) subject to (x) Jackson's timely election of continuation coverage under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended ("COBRA") and (y) Jackson's continued copayment of premiums at the same level and cost to Jackson as if Jackson were an employee of the Company (excluding, for purposes of calculating cost, an employee's ability to pay premiums with pre-tax dollars), continued participation in the Company's group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Jackson at the Company's expense, provided that Jackson is eligible and remains eligible for COBRA coverage (the "COBRA PERIOD") and (B) following the COBRA Period, the Company shall, at its sole expense, purchase a private health insurance policy or convert the current or similar plan that the Company sponsors to cover Jackson and his spouse who is today covered under Jackson's plan until they each become entitled to health benefits pursuant to Medicare or any other government sponsored-program. Notwithstanding anything herein to the contrary, to the extent Jackson incurs tax that Jackson would not have incurred as an active employee as a result of the aforementioned coverage or the benefits provided thereunder, Jackson shall receive from the Company an additional grossed up payment in the amount necessary so that Jackson will have no additional cost for receiving such items or any additional payment.

                  (viii) Payments of any amounts or benefits hereunder shall be made no later than ten (10) days after Jackson's termination date, other than benefits under a plan with the terms which do not require or permit payment within such ten (10) day period.

                  (b) During the ninety (90) day period prior to Change in Control or during the two (2) year period following a Change in Control, Jackson may terminate his relationship with the Company by written notice to the Company within thirty (30) calendar days after he has obtained actual knowledge of the occurrence of a Good Reason event. For purposes of this Agreement, Good Reason shall mean the occurrence of any of the following events without Jackson's express written consent:

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                  (i)      failure to elect or appoint, or reelect or reappoint,
         Jackson to, or removal of Jackson from, his position with the Company as Executive Chairman of the Board, except in connection with the termination of Jackson's relationship with the Company pursuant to
         Section 9(a);

                  (ii) a significant change in the nature or scope of the authorities, powers, functions, duties or responsibilities normally attached to Jackson's position as Executive Chairman of the Board, except in each case in connection with the termination of Jackson's relationship with the Company for Cause or as a result of Jackson's death, or temporarily as a result of Jackson's illness or other absence;

                  (iii) a determination by Jackson made in good faith that, as a result of a Change in Control, he is unable effectively to carry out the authorities, powers, functions, duties or responsibilities attached to his position as Executive Chairman of the Board and the situation is not remedied within 30 calendar days after receipt by the Company of written notice from Jackson of such determination;

                  (iv) a breach by the Company of any material provision of this Agreement (not covered by clause (i), (ii) or (iii) of this Section 9(b)) or of any other agreement, which is not remedied within 30 calendar days after receipt by the Company of written notice from Jackson of such breach;

                  (v)      a reduction in Jackson's annual Base Salary;

                  (vi) failure of the Company to continue in effect any health or welfare plan, employee benefit plan, pension plan, fringe benefit plan or compensation plan in which Jackson (and eligible dependents) are participating immediately prior to a Change in Control, unless Jackson (and eligible dependents) are permitted to participate in other plans providing Jackson (and eligible dependents) with substantially comparable benefits at no greater after-tax cost to Jackson (and eligible dependents), or the taking of any action by the Company which would adversely affect Jackson's (and eligible dependents) participation in or reduce Jackson's (and eligible dependents) benefits under any such plan; or

                  (vii)    failure of a successor to assume this Agreement.

         An election by Jackson to terminate his relationship with the Company under the provisions of this Section 9(b) shall not constitute a breach by Jackson of this Agreement and shall not be deemed a voluntary termination by Jackson for the purpose of interpreting the provisions of any of the Company's employee benefit plans, programs or policies.

                  (c) Upon the occurrence of a Change in Control and thereafter: (A) if Jackson's relationship with the Company is terminated by the Company without Cause or as a result of the disability or incapacitation of Jackson, or by Jackson with Good Reason at any time during the period beginning on the date of the Change in Control and ending two (2) years after the date of such Change in Control, or (B) if Jackson's relationship with the Company is terminated by the Company without Cause or by Jackson for Good Reason within ninety (90)

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days prior to the occurrence of a Change in Control, then Jackson shall be entitled to receive from the Company:

                  (i) a lump sum amount, payable within ten (10) days after such termination (or, if such termination occurred prior to a Change in Control, within ten (10) days after the Change in Control) equal to (A) three (3) times Jackson's Base Salary in effect, or required to be in effect, immediately prior to the earlier of the Change in Control or the last day of the Executive Chairman Period, and (B) three (3) times the highest annual bonus paid or payable to Jackson within three (3) years prior to the Change in Control;

                  (ii) within ten (10) days after such termination (or, if such termination occurred prior to a Change in Control, within ten (10) days after the Change in Control) equal to the Accrued Benefits;

                  (iii)    the benefits provided for in Section 9(a)(vii); and

                  (iv) upon the occurrence of a Change in Control, full and immediate vesting of all stock options and equity awards held by Jackson.

                  (d) For purposes of this Agreement, a Change in Control shall mean the occurrence of the following events either during the Executive Chairman Period or, if such event occurs within twelve (12) months after the date that an unsolicited approach by the chief executive officer of a third party is first discussed at a formal meeting of the Board during the Executive Chairman Period, thereafter (in such case the occurrence of the applicable event shall be deemed to occur on the date the unsolicited approach by a third party is first discussed at a formal meeting of the Board):

                  (i) any person (as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any subsidiary of the Company and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of any such plan acting in his capacity as trustee), becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing thirty percent (30%) of the total combined voting power of the Company's then outstanding securities;

                  (ii) the merger, consolidation or other business combination of the Company (a "TRANSACTION"), other than (A) a Transaction involving only the Company and one or more of its subsidiaries, or (B) a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity and no person (other than those covered by the exceptions in (a) above) becomes the beneficial owner of securities of the resulting entity representing more than twenty-five percent (25%) of the voting power in the resulting entity;

                  (iii) during any period of two (2) consecutive years beginning on or after the date hereof, the persons who were members of the Board immediately before the beginning of such period (the "INCUMBENT DIRECTORS") ceasing (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any

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         successor to the Company, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or any successor provision) or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than a member of the Board; or

                  (iv) the approval by the stockholders of the Company of any plan of complete liquidation of the Company or an agreement for the sale of all or substantially all of the Company's assets other than the sale of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of such sale.

                  (e) To the extent that Jackson is entitled to payment under Section 9(c) upon a Change in Control due to Jackson's termination without Cause or for Good Reason within ninety (90) days prior to a Change in Control, any such payments under Section 9(c) shall be reduced by any payments made to Jackson prior to a Change in Control under Sections 9(a)(iii), 9(a)(v) and 9(a)(vi).

                  (f)      Notwithstanding any provision of this Section 9 and
Section 10 to the contrary, if Jackson is a "specified employee" as defined in
Section 409A of the Code, to the extent necessary to comply with Section 409A of the Code, Jackson shall not be entitled to any payment pursuant to this Section 9 or Section 10 until the earlier of (i) the date which is six (6) months after the date of separation from service or (ii) the date of Jackson's death, and the first such payment shall equal the sum of all payments that would have been made from the date of termination to the date of such first payment were it not for the delay in payment required by Section 409A of the Code.

         10.      LIMITATION ON PAYMENTS.

                  (a) In the event that Jackson shall become entitled to the payments and/or benefits provided by Section 9(c) or any other amounts (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of a change of ownership or effective control (collectively the "COMPANY PAYMENTS"), and such Company Payments will be subject to the tax (the "EXCISE TAX") imposed by
Section 4999 of the Code (and any similar tax that may hereafter be imposed) the Company shall pay to Jackson at the time specified in subsection (d) below an additional amount (the "GROSS-UP PAYMENT") such that the net amount retained by Jackson, after deduction of any Excise Tax on the Company

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

Payments and any federal, state, and local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments. Notwithstanding the foregoing provisions of this Section 10 to the contrary, if it shall be determined that Jackson is entitled to a Gross-up Payment, but the Company Payments do not exceed one hundred five percent (105%) of the greatest amount that could be paid to Jackson such that the receipt of Company Payments would not give rise to any Excise Tax (the "REDUCED AMOUNT"), then no Gross-up Payment shall be made to Jackson and the Company Payments, in the aggregate, shall be reduced to the Reduced Amount.

                  (b) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "TOTAL PAYMENTS") will be subject to the Excise Tax and determining the amount of such Excise Tax: (i) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants (the "ACCOUNTANTS") such Total Payments (in whole or in part), (A) do not constitute "parachute payments," (B) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or (C) are otherwise not subject to the Excise Tax; and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

                  (c) For purposes of determining the amount of the Gross-up Payment, Jackson shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Jackson's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Jackson shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by Jackson if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to Jackson, and interest payable to the Company shall not exceed the interest received or credited to Jackson by such tax authority for the period it held such portion. Jackson and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if Jackson's claim for refund or credit is denied.

                  In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  (d) The Gross-up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth (30th) day following an event occurring which subjects Jackson to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Jackson on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting Jackson to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute an advance by the Company to Jackson, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

                  (e) In the event of any controversy with the Internal Revenue Service (or other taxing authority) under this Section 10, Jackson shall permit the Company to control issues related to this Section 10 (at its expense), provided that such issues do not potentially materially adversely affect Jackson, but Jackson shall control any other issues. In the event the issues are interrelated, Jackson and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree, Jackson shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Jackson shall permit the representative of the Company to accompany him, and Jackson and his representative shall cooperate with the Company and its representative.

                  (f) The Company shall be responsible for all charges of the Accountants.

                  (g) Nothing in this Section is intended to violate the Sarbanes-Oxley Act and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to Jackson and the repayment obligation null and void.

         11. SUCCESSORS. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

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

         12. SURVIVAL. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive the termination of Jackson's relationship with the Company and the Contract Period.

         13. ENTIRE AGREEMENT; MODIFICATION. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter (including, without limitation, the employment agreement in effect prior to the date hereof, except that Section 19 thereof shall survive) and may be modified only by a written instrument duly executed by each party. Neither the Company nor Jackson shall be entitled to terminate the provisions of this Agreement relating to either the Executive Chairman Period or the Consulting Period without also terminating the provisions relating to the other period.

         14. NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 14). Notice to the estate of Jackson shall be sufficient if addressed to Jackson as provided in this Section 14. Any notice or other communication given by certified mail shall be deemed given three days after the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

         15. WAIVER. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing, signed by the party giving such waiver.

         16. BINDING EFFECT. Jackson's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance or the claims of Jackson's creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of Jackson and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and its assigns under
Section 11.

         17. NO THIRD PARTY BENEFICIARIES. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Sections 11 and 16).

         18. LEGAL FEES. To the fullest extent permitted by law, the Company shall promptly pay upon submission of statements all legal and other professional fees, costs of litigation, prejudgment interest, and other expenses incurred in connection with any dispute concerning payments, benefits and other entitlements to which Jackson may have under this Agreement; provided, however, the Company shall be reimbursed by Jackson for the fees and expenses advanced in the event Jackson's claim is, in a material manner, in bad faith or frivolous and the arbitrator or court, as applicable, determines that the reimbursement of such fees and expenses is appropriate.

         19. NO DUTY TO MITIGATE/NO OFFSET. The Company agrees that if Jackson's relationship with the Company is terminated pursuant to this Agreement during the Contract Period, Jackson shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to Jackson by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Jackson or benefit provided to Jackson as the result of employment by another employer or otherwise. The Company's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Jackson. Notwithstanding the foregoing, payments and benefits under the Agreement will cease to be paid and may be recouped by the Company in the event Jackson breaches any of the terms of Section 6, 7 or 8 hereunder.

         20. COUNTERPARTS; GOVERNING LAW. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the conflict of laws.

         21. SECTION 409A. This Agreement is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Jackson to incur any additional tax or interest under
Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto, the Company shall, after consulting with Jackson, reform such provision to comply with Section 409A of the Code; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Jackson of the applicable provision without violating the provisions of Section 409A of the Code.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                        CELGENE CORPORATION



                                        --------------------------
                                        Name: Sol Barer



                                        --------------------------
                                        John W. Jackson

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